Exhibit 10.2

THE IRON MOUNTAIN COMPANIES SEVERANCE PLAN

SEVERANCE PROGRAM NO. 1

Amended and Restated as of March 7, 2012

By action of the Compensation Committee on March 28, 2012

ARTICLE 1

PURPOSE

The purpose of this Program is to specify the benefits available to certain employees of Iron Mountain Incorporated and/or its Affiliated Employers in the event of their Qualifying Termination.

This document is a part of The Iron Mountain Companies Severance Plan, which itself is part of The Iron Mountain Companies Welfare Plan, and is part of the summary plan description for the Welfare Plan.  This document provides an overview of the benefits available and must be read in conjunction with the Severance Plan where, for example, certain capitalized terms not otherwise defined below are defined and the Welfare Plan where, for example, claims procedures are set forth.  In the event of an inconsistency between this document and the Severance and Welfare Plan documents, the Severance and Welfare Plan documents will govern.

The Severance Plan and this Severance Program No. 1 (the “Program’) is administered by the Compensation Committee of the Board of Directors of Iron Mountain Incorporated (the “Administrator”), which shall act as the “named fiduciary” and “plan administrator” under ERISA with respect to this benefit.  The Administrator has the discretionary and final authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities and to resolve any and all issues including, without limitation, eligibility to participate and the right to any Severance Benefits.

ARTICLE 2

SCOPE

This Program applies to the Eligible Employees who are identified by name as being Participants hereunder in an action of the Administrator (“Covered Employees”).  The phrase Eligible Employee generally includes U.S. employees of Iron Mountain, other than temporary or irregular employees, union employees or contractors.  A Covered Employee must be regularly scheduled to work at least thirty hours a week and have been employed for ninety days as of his or her termination date.

A Covered Employee is eligible for Severance Benefits under the Severance Plan if he or she experiences a Qualifying Termination.  Qualifying Termination is defined in the Severance Plan but basically means that an individual’s employment is involuntary terminated other than for Cause (as defined in the Severance Plan).  Under this Program, a Qualifying Termination also includes a termination by the Covered Employee of his or her employment for Good Reason.  Good Reason means that Iron Mountain has, without the Covered Employee’s consent (and after notice and opportunity for correction), (a) materially diminished the sum of his or her base compensation plus target nonequity incentive compensation, (b) required the Covered Employee to be based at an office or primary work location that is greater than fifty miles from his or her current office or primary work location or (c) materially diminished the Covered Employee’s responsibilities and/or assigned the Covered Employee to duties and responsibilities that are generally inconsistent with his or her position with Iron Mountain prior to the change.  A termination for Good Reason must occur within six months of the Good Reason event but before a termination for Good Reason can be considered to be a Qualifying Termination, a Covered Employee must provide the Administrator with notice within ninety days of the existence of the Good Reason event and Iron Mountain shall have thirty days within which to remedy the issue.

ARTICLE 3

SEVERANCE BENEFITS

3.1                               Severance Pay.  The amount of Severance Pay payable under this Program is based on the Covered Employee’s “Base Salary” and “Target Bonus Payment,” and the “Severance Period,” each as defined below.

(a)                                 Severance Period shall be the fifty-two week period following a Covered Employee’s Qualifying Termination.

(b)                                 Base Salary is the Covered Employee’s weekly or biweekly (as applicable) rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation.  A Covered Employee who experiences a Qualifying Termination will receive an amount equal to fifty-two weeks of Base Salary or that number of weeks that remain between the Qualifying Termination and a previously announced termination date by the Covered Employee.

(c)                                  A Covered Employee who experiences a Qualifying Termination will also receive a Target Bonus Payment equal to the amount of the annual target bonus that would have been paid had he or she remained employed for the entire year of termination multiplied by his or her average payout percentage based upon financial performance and individual performance goals over the prior three years (or full years of employment if not employed for a full three years).  (If the annual bonus for the year of termination has not yet been determined as of the Covered Employee’s termination, the annual target bonus for the prior year shall be used.)

Example:  Stuart is eligible for an annual bonus for 2013 equal to 60% of Stuart’s Base Salary, which is currently $300,000.  Over the last three years, Stuart has received a 90% payout.  Stuart, a Covered Employee, is terminated October 19, 2013.  Stuart is entitled to a bonus of $162,000 ($300,000 [Base Salary] times 60% [bonus amount] times 90% [three-year payout percentage]).

3.2                               Other Benefits.

(a)                                 As long as the Covered Employee who experiences a Qualifying Termination has not breached any agreement referred to in Section 3.4(a) and provided the Covered Employee elects to continue group medical and/or dental coverage under the federal law known as “COBRA,” Iron Mountain will continue to pay the employer share of the cost of coverage in accordance with standard payment practices until the earlier of (a) the end of the applicable Severance Period and (b) the date on which COBRA coverage ends.  A Covered Employee must continue to pay the employee share of the cost of coverage during the Severance Period, and, if he or she remains COBRA-eligible, must pay for the entire remaining cost of COBRA coverage after the end of the Severance Period if he or she wishes to continue the coverage.

(b)                                 A Covered Employee who experiences a Qualifying Termination is eligible for outplacement services through a provider selected by Iron Mountain for a period of nine months following termination.

(c)                                  The Severance Plan and this Program supersede and replace any prior severance pay programs, plans and arrangements (whether written or oral) for any Covered Employee except any benefit payable under a Supplemental Unemployment Benefit Plan and except to the extent embodied in an individually negotiated agreement that provides greater benefits to the Covered Employee.

3.3                               Accelerated Vesting of Certain Equity Compensation.  Notwithstanding anything to the contrary in any equity compensation plan, agreement thereunder or amendment to either, if within eighteen months of the start date of a new Chief Executive Officer of Iron Mountain Incorporated who replaces C. Richard Reese a Covered Employee experiences a Qualifying Termination, all outstanding equity-based awards then held by the Covered Employee, including but not limited to all stock options, restricted stock units and performance units to the extent the applicable “Performance Period” (as defined in the performance unit) has been completed (“Earned Performance Unit”), shall be credited with an additional twelve months of vesting service as of the date of the Qualifying Termination.  If an Earned Performance Unit shall not be 100% vested after the application of the preceding sentence, additional vesting service shall be credited as necessary to fully vest the Earned Performance Unit.

In the event of any acceleration of vesting under the preceding paragraph as well as upon a change in control (including a Vesting Change in Control) under any of Iron Mountain’s equity compensation plans, duplicative vesting service shall not be credited (but the most generous of any multiple vesting service crediting provisions shall apply).

3.4                               Time and Manner of Benefits.

(a)                                 No Severance Benefits will be paid or provided under the Severance Plan unless the Covered Employee has signed and timely returned, and not revoked, if applicable, a “Separation and Release Agreement” and an “Employee Confidentiality and Non-Competition Agreement,” each as defined in the Severance Plan and each in a form satisfactory to Iron Mountain.  These agreements will, among other things, provide for a release for all claims and damages that the Covered Employee may have in connection with or arising out of his or her employment or the termination of employment with Iron Mountain.

(b)                                 Severance Pay will be paid in equal installments over the Severance Period in accordance with the Covered Employee’s regular payroll intervals prior to the Qualifying Termination and will be subject to applicable withholding.  Payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination; and provided, further, that any applicable revocation period under a Separation and Release Agreement will have expired before any payment.  Iron Mountain may also deduct any amounts owed by the Covered Employee to the extent permitted by applicable law.

(c)                                  Severance Pay will be reduced by any other severance or termination payments due to a Covered Employee (such as a payment required pursuant to a Supplemental Unemployment Benefits Plan or WARN), any amounts owed a Covered Employee pursuant to a contract with Iron Mountain and amounts paid to a Covered Employee placed in a temporary layoff status (often referred to as a furlough).  Severance Pay will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner greater than Iron Mountain’s policies and programs, including the Severance Plan.

(d)                                 If a Covered Employee is later rehired by Iron Mountain, he or she may keep whatever Severance Pay has been paid prior to being rehired, but will lose any right to unpaid Severance Pay.

(e)                                  It may be necessary to delay one or more of the payments otherwise due hereunder to avoid adverse income tax consequences under Internal Revenue Code Section 409A.  The Administrator will notify you in the event this is necessary.

3.5             Amendment.  The Administrator retains the right to amend this Program (and the Plan to the extent applicable to this Program) but no amendment shall diminish the rights of a Covered Employee hereunder as they may exist immediately before the effective date of the amendment without the written consent of the Covered Employee.